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                                                                   Exhibit 23.28


CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
TCI Communications, Inc.:

We consent to the inclusion in the registration statement on Form S-4 of FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation of our reports, dated July 11, 1997, relating to the combined balance sheets of the New Hampshire/Vermont Systems (as defined in Note 1 to the combined financial statements) as of December 31, 1996 and 1995, and the related combined statements of operations and retained earnings and cash flows for the years then ended and to the reference to our firm under the heading "Experts" in the registration statement.


KPMG Peat Marwick LLP
Denver, Colorado
September 26, 1997